Exhibit 99.1

MRC Global Announces Second Quarter 2020 Results

Sales of $602 million, a 24% sequential decline

Results include restructuring and impairment charges of $284 million, net of tax

Net loss attributable to common shareholders of $(287) million or $(8) million, excluding adjustments

Diluted loss per common share of $(3.50) or $(0.10), excluding adjustments

Adjusted Gross Profit percentage of 19.6%

Adjusted EBITDA of $17 million

Cash Flow from Operations of $47 million

Net debt of $455 million, a sequential reduction of $38 million

Total available liquidity of $430 million

Houston, TX – July 28, 2020 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related infrastructure products and services to the energy industry, today announced second quarter 2020 results.

The company’s sales were $602 million for the second quarter of 2020, which was 24% lower than the first quarter of 2020 and 39% lower than the second quarter of 2019. The sequential decline was across all segments and sectors except gas utilities, which was up $3 million. As compared to the second quarter of 2019, the decrease was across all sectors and segments as the impact of the COVID-19 pandemic and lower commodity prices significantly reduced customer spending.

Net loss attributable to common stockholders for the second quarter of 2020 was $287 million, or $(3.50) per diluted share, as compared the second quarter of 2019 net income of $18 million, or $0.21 per diluted share. The second quarter of 2020 results include pre-tax charges for the impairment of goodwill and intangible assets, severance and restructuring and other items of $301 million and after-tax charges of $284 million or $3.46 per diluted share. Adjusted net loss attributable to common stockholders for the second quarter of 2020 was $(8) million, or $(0.10) per diluted share, compared to net income of $17 million, or $0.20 per diluted share for the second quarter of 2019. Please refer to the reconciliation of adjusted net income (loss) (a non-GAAP measure) to net income (loss) (a GAAP measure) included in this release.

Andrew R. Lane, MRC Global’s president and chief executive officer stated, “Due to the incredible demand destruction brought on by the coronavirus pandemic, the second quarter was our most challenging to date, but I am very pleased with the rapid and proactive response of our employees and management team, who remain fully committed to our long-term strategy to enhance shareholder value. We are keenly focused on the levers within our control. As a result, we have reduced operating costs significantly in the second quarter, exceeding our initial estimates and achieving a new quarterly SG&A run rate of $104 million, excluding severance and restructuring charges. Our cost savings programs are expected to achieve over $100 million of adjusted cost savings in 2020 as compared to 2019 and we will continue to adjust the cost structure as conditions dictate. We generated $84 million of cash from operations in the first half of the year, and we continue to target $200 million for the full year. Debt reduction remains a top priority. We have reduced net debt by $64 million in the first half of the year and reduced our ABL balance to $89 million.”

“We continue to invest in e-commerce opportunities and have recently set a new milestone to transition thousands of smaller transactional customers to our e-commerce platform, which can reduce our cost to serve with targeted $5 million to $10 million in annual savings by 2022. We are the global leader in supplying PVF to the energy industry. We remain focused on delivering shareholder value by serving our customers, generating cash, strengthening our balance sheet, managing operating costs and optimizing our working capital.” Mr. Lane added.

MRC Global’s second quarter 2020 gross profit was $79 million, or 13.1% of sales as compared to the second quarter of 2019 gross profit of $174 million, or 17.7% of sales. Gross profit for the second quarter of 2020 and 2019 reflects income of $6 million and $1 million, respectively, in cost of sales relating to the use of the last-in, first out (LIFO) method of inventory cost accounting. Gross profit for the second quarter of 2020 also includes $34 million of pre-tax inventory-related charges. Adjusted gross profit, which excludes both the impact of LIFO and inventory-related charges for the second quarter of 2020 was $118 million or 19.6% of revenue, a 30-basis point improvement over the second quarter of 2019.

Selling, general and administrative (SG&A) expenses were $126 million, or 20.9% of sales, for the second quarter of 2020 compared to $133 million, or 13.5% of sales, for the same period of 2019. SG&A includes severance and restructuring charges and facilities closure charges of $22 million in the second quarter of 2020.

Other, net includes $3 million of non-cash charges for the write-down of assets related to facility closures.

The income tax benefit was $17 million for the three months ended June 30, 2020 as compared to $8 million of expense for the three months ended June 30, 2019. The effective tax rates were 6% and 25% for the three months ended June 30, 2020 and 2019, respectively. The company’s rates generally differ from the U.S. federal statutory rate of 21% as a result of state income taxes and differing foreign income tax rates. The effective tax rate for three months ended June 30, 2020 was lower primarily due to a non-tax-deductible goodwill impairment charge during the quarter.

Please refer to the reconciliation of non-GAAP measures (adjusted gross profit, adjusted EBITDA) to GAAP measures (gross profit, net income) in this release.

Sales by Segment

U.S. sales in the second quarter of 2020 were $474 million, down $332 million, or 41%, from the same quarter in 2019. Upstream production sales decreased by $122 million, or 65% primarily due to reduced spending from the company’s customers and a 62% reduction in well completions. Downstream and industrial sales declined $87 million, or 41%, as many customers delayed maintenance spending and idled facilities due to lower demand as well as non-recurring projects. Midstream pipeline sales declined $79 million, or 49% due to reduced customer spending and the timing of customer projects. Gas utilities’ sales were down $44 million, or 18%, primarily due to the impact from the pandemic restrictions as customers paused spending.

Canadian sales in the second quarter of 2020 were $28 million, down $30 million, or 52%, from the same quarter in 2019 driven primarily by the upstream production sector, which was adversely affected by the pandemic and associated reduced demand as well as the midstream pipeline sector, which was lower due to non-recurring projects.

International sales in the second quarter of 2020 were $100 million, down $20 million, or 17%, from the same period in 2019 driven primarily by reduced spending in the downstream and industrials sector followed by the upstream sector due to the completion of a multi-year project in 2019. Weaker foreign currencies relative to the U.S. dollar unfavorably impacted sales by $6 million or 5%.

All sales were adversely impacted by the COVID-19 pandemic and the related mitigation measures, which negatively affected demand for energy products.

Sales by Sector

Upstream production sales in the second quarter of 2020 were $134 million, or 22% of total sales, a decline of $150 million or 53% from the second quarter of 2019. The decrease in upstream production sales was across all segments led by the U.S. segment.

Midstream pipeline sales in the second quarter of 2020 were $87 million, or 15% of total sales, a reduction of $87 million or 50% from the first quarter of 2019 driven by the U.S. segment.

Gas utilities sales in the second quarter of 2020 were $205 million, or 34% of total sales, lower by 17% from the second quarter of 2019.

Downstream and industrial sales in the second quarter of 2020 were $176 million, or 29%, of total sales, a decrease of $103 million, or 37%, from the second quarter of 2019 driven by the U.S. segment.

Balance Sheet

Cash balances were $19 million and debt, net of cash, was $455 million at June 30, 2020. Cash provided by operations was $47 million in the second quarter of 2020 and $84 million for the six months ended June 30, 2020. Excess availability under the company’s asset-based lending facility was $411 million and available liquidity was $430 million.

COVID-19 Pandemic Impact

The COVID-19 pandemic and related mitigation measures have created significant volatility and uncertainty in the oil and gas industry. Oil demand has significantly deteriorated as a result. The unparalleled demand destruction has resulted in lower spending by customers and reduced demand for the company’s products and services. There is significant uncertainty as to the duration of this disruption.

As a critical supplier to the global energy infrastructure and an essential business, the company has remained operational with no closures to any facilities. The company currently has 27 COVID-19 illnesses reported. MRC Global has implemented various safety measures for employees working in the company’s facilities and implemented remote working for those whose jobs permit it. MRC Global is committed to a safe working environment for all employees and is constantly monitoring its response in the locations where the company operates.

From a supply chain perspective, the effects have moved around the globe as the virus has spread. Given the company’s inventory position and the reduced demand, the company has fulfilled orders with little disruption. However, if shutdowns are re-established in our suppliers’ locations, order fulfillment risk could increase.

Conference Call

The company will hold a conference call to discuss its second quarter 2020 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on July 29, 2020. To participate in the call, please dial 412-902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through August 12, 2020 and can be accessed by dialing 201-612-7415 and using pass code 13704697#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

MRC Global is the largest distributor of pipe, valves and fittings (PVF) and other infrastructure products and services to the energy industry, based on sales. Through approximately 240 service locations worldwide, approximately 2,850 employees and with nearly 100 years of history, MRC Global provides innovative supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream production, midstream pipeline, gas utility and downstream and industrial. MRC Global manages a complex network of over 200,000 SKUs and 10,000 suppliers simplifying the supply chain for its over 13,000 customers. With a focus on technical products, value-added services, a global network of valve and engineering centers and an unmatched quality assurance program, MRC Global is the trusted PVF expert. Find out more at www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “intend,” “believes,” “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; U.S. and international general economic conditions; the company's ability to compete successfully with other companies in MRC Global's industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company's suppliers; the company's lack of long-term contracts with most of its suppliers; suppliers' price reductions of products that the company sells, which could cause the value of the company's inventory to decline;  decreases in steel prices, which could significantly lower MRC Global's profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company's lack of long-term contracts with many of its customers and the company's lack of contracts with customers that require minimum purchase volumes;  changes in the company's customer and product mix;  risks related to the company's customers' creditworthiness; the success of the company's acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company's business and whether these acquisitions will yield their intended benefits; the company's significant indebtedness;  the dependence on the company's subsidiaries for cash to meet its obligations;  changes in the company's credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted or imposed; significant substitution of alternative fuels for oil and gas; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company's insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; adverse health events such as a pandemic; interruption in the proper functioning of the company's information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of the company’s goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to the company's intention not to pay dividends; and risks arising from compliance with and changes in law in the countries in which we operate, including (among others) changes in tax law, tax rates and interpretation in tax laws.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investor Relations page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	June 30,	December 31,
	2020	2019

Assets
Current assets:
Cash	$19	$32
Accounts receivable, net	379	459
Inventories, net	627	701
Other current assets	36	26
Total current assets	1,061	1,218

Long-term assets:
Operating lease assets	163	186
Property, plant and equipment, net	131	138
Other assets	17	19

Intangible assets:
Goodwill, net	264	483
Other intangible assets, net	241	281
	$1,877	$2,325

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$301	$357
Accrued expenses and other current liabilities	89	91
Operating lease liabilities	33	34
Current portion of long-term debt	4	4
Total current liabilities	427	486

Long-term liabilities:
Long-term debt, net	470	547
Operating lease liabilities	157	167
Deferred income taxes	81	91
Other liabilities	46	37

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 106,283,903 and 105,624,750 issued, respectively	1	1
Additional paid-in capital	1,733	1,731
Retained deficit	(767)	(483)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(251)	(232)
	341	642
	$1,877	$2,325

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019

Sales	$602	$984	$1,396	$1,954
Cost of sales	523	810	1,169	1,606
Gross profit	79	174	227	348
Selling, general and administrative expenses	126	133	252	272
Goodwill and intangibles impairment	242	-	242	-
Operating (loss) income	(289)	41	(267)	76
Other (expense) income:
Interest expense	(7)	(10)	(15)	(21)
Other, net	(2)	1	(2)	1

(Loss) income before income taxes	(298)	32	(284)	56
Income tax (benefit) expense	(17)	8	(12)	14
Net (loss) income	(281)	24	(272)	42
Series A preferred stock dividends	6	6	12	12
Net (loss) income attributable to common stockholders	$(287)	$18	$(284)	$30

Basic (loss) income per common share	$(3.50)	$0.22	$(3.47)	$0.36
Diluted (loss) income per common share	$(3.50)	$0.21	$(3.47)	$0.35
Weighted-average common shares, basic	82.0	83.2	81.9	83.8
Weighted-average common shares, diluted	82.0	83.9	81.9	84.7

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended
	June 30,	June 30,
	2020	2019

Operating activities
Net (loss) income	$(272)	$42
Adjustments to reconcile net (loss) income to net cash provided by operations:
Depreciation and amortization	10	11
Amortization of intangibles	13	22
Equity-based compensation expense	5	7
Deferred income tax benefit	(8)	(2)
Decrease in LIFO reserve	(9)	(1)
Goodwill and intangible asset impairment	242	-
Lease impairment and abandonment	15	-
Inventory-related charges	34	-
Provision for uncollectible accounts	5	2
Other	1	2
Changes in operating assets and liabilities:
Accounts receivable	69	(47)
Inventories	41	-
Other current assets	(10)	1
Accounts payable	(51)	2
Accrued expenses and other current liabilities	(1)	(31)
Net cash provided by operations	84	8

Investing activities
Purchases of property, plant and equipment	(5)	(6)
Other investing activities	-	2
Net cash used in investing activities	(5)	(4)

Financing activities
Payments on revolving credit facilities	(460)	(513)
Proceeds from revolving credit facilities	389	569
Payments on long-term obligations	(4)	(2)
Purchase of common stock	-	(50)
Dividends paid on preferred stock	(12)	(12)
Repurchases of shares to satisfy tax withholdings	(3)	(6)
Other	-	1
Net cash used in financing activities	(90)	(13)

Decrease in cash	(11)	(9)
Effect of foreign exchange rate on cash	(2)	1
Cash -- beginning of period	32	43
Cash -- end of period	$19	$35

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2020	2019	2020	2019

Net (loss) income	$(281)	$24	$(272)	$42
Income tax (benefit) expense	(17)	8	(12)	14
Interest expense	7	10	15	21
Depreciation and amortization	5	6	10	11
Amortization of intangibles	6	11	13	22
Goodwill and intangible asset impairment (1)	242	-	242	-
Inventory-related charges (2)	34	-	34	-
Facility closures (3)	18	-	18	-
Severance and restructuring (4)	7	-	7	-
Decrease in LIFO reserve	(6)	(1)	(9)	(1)
Equity-based compensation expense (5)	3	3	5	7
Gain on early extinguishment of debt (6)	-	-	(1)	-
Foreign currency (gains) losses	(1)	(1)	1	-
Adjusted EBITDA	$17	$60	$51	$116

Notes to above:

(1)	Non-cash charges (pre-tax) for the impairment of $217 million for goodwill and $25 million for the U.S. intangible, indefinite-lived tradename asset. The goodwill impairment consisted of $177 million for the U.S. segment and $40 million for the International segment, resulting in a $0 balance for the International segment.
(2)	Non-cash charges (pre-tax) for inventory recorded in cost of goods sold. Charges of $19 million in the U.S. and $1 million in Canada relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges of $14 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business.
(3)	Charges (pre-tax) of $15 million for lease impairments and abandonments related to facility closures, substantially non-cash, recorded in SG&A. $12 million is recorded in the International segment, $2 million in the U.S. segment and $1 million in Canada segment. Also included are $3 million of non-cash (pre-tax) charges for the write-down of assets for facilities in Canada ($2 million) and International, recorded in Other expense.
(4)	Charges (pre-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A, of which $6 million is in the U.S. segment and $1 million is in the International segment.
(5)	Recorded in SG&A.
(6)	Charges (pre-tax) related the purchase of the Term Loan recorded in Other, net.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments and asset impairments, including intangible assets and inventory) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	June 30,	Percentage	June 30,	Percentage
	2020	of Revenue*	2019	of Revenue

Gross profit, as reported	$79	13.1%	$174	17.7%
Depreciation and amortization	5	0.8%	6	0.6%
Amortization of intangibles	6	1.0%	11	1.1%
Decrease in LIFO reserve	(6)	(1.0)%	(1)	(0.1)%
Inventory-related charges (1)	34	5.6%	-	0.0%
Adjusted Gross Profit	$118	19.6%	$190	19.3%

	Six Months Ended
	June 30,	Percentage	June 30,	Percentage
	2020	of Revenue	2019	of Revenue

Gross profit, as reported	$227	16.3%	$348	17.8%
Depreciation and amortization	10	0.7%	11	0.6%
Amortization of intangibles	13	0.9%	22	1.1%
Decrease in LIFO reserve	(9)	(0.6)%	(1)	(0.1)%
Inventory-related charges (1)	34	2.4%	-	0.0%
Adjusted Gross Profit	$275	19.7%	$380	19.4%

Notes to above:

*	Does not foot due to rounding
(1)	Non-cash charges (pre-tax) for inventory recorded in cost of goods sold. Charges of $19 million in the U.S. and $1 million in Canada relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges of $14 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business.

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles,that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment

Three Months Ended
June 30,
	U.S.	Canada	International	Total
2020
Upstream production	$66	$18	$50	$134
Midstream pipeline	82	3	2	87
Gas utilities	200	5	-	205
Downstream & industrial	126	2	48	176
	$474	$28	$100	$602
2019
Upstream production	$188	$41	$55	$284
Midstream pipeline	161	9	4	174
Gas utilities	244	3	-	247
Downstream & industrial	213	5	61	279
	$806	$58	$120	$984

Six Months Ended
June 30,
	U.S.	Canada	International	Total
2020
Upstream production	$205	$55	$96	$356
Midstream pipeline	192	7	7	206
Gas utilities	399	8	-	407
Downstream & industrial	316	8	103	427
	$1,112	$78	$206	$1,396
2019
Upstream production	$394	$87	$115	$596
Midstream pipeline	294	15	12	321
Gas utilities	448	13	-	461
Downstream & industrial	449	11	116	576
	$1,585	$126	$243	$1,954

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
Type	2020	2019	2020	2019
Line pipe	$80	$161	$180	$315
Carbon fittings and flanges	73	158	188	311
Total carbon pipe, fittings and flanges	153	319	368	626
Valves, automation, measurement and instrumentation	249	380	572	763
Gas products	114	145	248	278
Stainless steel and alloy pipe and fittings	30	42	67	92
General products	56	98	141	195
	$602	$984	$1,396	$1,954

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	June 30, 2020
	Three Months Ended		Six Months Ended
	Amount	Per Share	Amount	Per Share

Net loss attributable to common stockholders	$(287)	$(3.50)	$(284)	$(3.47)
Goodwill and intangible asset impairment, net of tax (1)	234	2.85	234	2.86
Inventory-related charges, net of tax (2)	29	0.35	29	0.35
Facility closures, net of tax (3)	16	0.20	16	0.20
Severance and restructuring, net of tax (4)	5	0.06	5	0.06
Decrease in LIFO reserve, net of tax	(5)	(0.06)	(7)	(0.09)
Adjusted net loss attributable to common stockholders	$(8)	$(0.10)	$(7)	$(0.09)

	June 30, 2019
	Three Months Ended		Six Months Ended
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders	$18	$0.21	$30	$0.35
Decrease in LIFO reserve, net of tax	(1)	(0.01)	(1)	(0.01)
Adjusted net income attributable to common stockholders	$17	$0.20	$29	$0.34

Notes to above:

(1)	Non-cash charges (after-tax) for the impairment of $215 million for goodwill and $19 million for the U.S. intangible, indefinite-lived tradename asset. The after-tax goodwill impairment consisted of $175 million for the U.S. segment and $40 million for the International segment, resulting in a $0 balance for the International segment.
(2)	Charges (after-tax) for inventory recorded in cost of goods sold. Charges (after-tax) of $15 million in the U.S. relate to excess and obsolete inventory as a result of the current market outlook for certain products. International segment charges (after-tax) of $14 million relate to increased reserves for excess and obsolete inventory as well as the exit of the Thailand business.
(3)	Charges (after-tax) of $14 million for lease impairments and abandonments related to facility closures, substantially non-cash, recorded in SG&A. $11 million is recorded in the International segment, $2 million in the U.S. segment and $1 million in Canada segment, each after-tax. Also includes $2 million of non-cash (after-tax) charges for the write-down of assets for facilities in Canada ($2 million) and International, recorded in Other expense.
(4)	Charges (after-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A, of which $4 million is in the U.S. segment and $1 million is in the International segment.

The company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders less after-tax goodwill and intangible impairment, inventory-related charges, facility closures, severance and restructuring, plus or minus the after-tax impact of its LIFO inventory costing methodology. The company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

# # #